Exhibit 23.2


We consent to the references to our firm under the caption "Experts" in Registration Statement on Form SB-2 of Consolidated Energy, Inc. for the registration of shares of common stock and our reports dated April 11, 2005 and July 18, 2005 with respect to the consolidated financial statements of Consolidated Energy, Inc. for the years ended December 31, 2004 and 2003 made a part of this Registration Statement.

/s/ Killman, Murrell & Company, P.C.
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Killman, Murrell & Company, P.C.
Houston Texas
August 4, 2005